                                                  Exhibit 10.1

EAST WEST BANCORP, INC.
PERFORMANCE-BASED BONUS PLAN
(As Amended on May 22, 2012)

This Performance-Based Bonus Plan (“Plan”) of East West Bancorp, Inc. (“East West”) and its subsidiaries (collectively, the “Company”) is adopted for the purposes of providing objective compensation programs for executive officers of East West and its subsidiaries. The Plan is intended to comply with the requirements of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (“IRC”), and the related income tax regulations issued thereunder. The Plan as amended hereby shall be effective upon approval by the Company’s stockholders.

1. Eligibility

Each Executive Officer of the Company is eligible to participate in the Plan if the executive officer’s participation for a calendar year (or portion of such calendar year) (“Plan Year”) is approved by the Compensation Committee of the Board of Directors of East West (“Committee”). Executive officers so approved by the Committee shall be referred to herein as “Participants”.

2. Bonus Award

2.1   For each Plan Year, each Participant shall be eligible to receive a payment in cash, stock, restricted stock or other incentive stock, or any combination thereof (“Bonus Award”), in accordance with the terms provided herein and any other terms established by the Committee. To determine a Participant’s Bonus Award, the Committee shall establish a) Company performance goals for the Plan Year, which may be a fixed target, a prior year comparison, or a comparison to peer banks selected by the Committee, and which will be based solely upon one or more of the following performance measures: revenue or revenue growth; operating income (before or after taxes); pre- or after-tax income; earnings per share; net income (before or after taxes); return on equity or return on average equity; total stockholder return; return on assets or return on average assets; appreciation in and/or maintenance of the price of the Common Stock or any other publicly-traded securities of the Company; market capitalization; market share; economic value-added models or equivalent metrics; comparisons with various stock market indices; ratio of non-performing assets to total assets; deposits; demand deposits; loans; commercial business loans; trade finance loans; non-interest income; capital ratios; cost of deposits; cost of funds; classified asset levels; ratio of classified assets to Tier 1 Risk based capital; loan diversification measurements; reduction of loan concentrations; internal strategic initiatives, efficiency ratio; reductions in costs; improvement in or attainment of expense levels; stockholders equity; operating efficiencies; regulatory achievements; financial ratios, including those measuring liquidity, activity, profitability or leverage; financing and other capital raising transactions (including sales of the Company’s equity or debt securities) (“Performance Criteria”), b) a “Bonus Range” for each Participant for the Plan Year, c) the amount within a Participant’s Bonus Range that will be payable to a Participant based upon the achievement of the Performance Criteria for the Plan Year, and d) the form of payment, whether in cash, stock, or restricted stock, or a combination thereof, or the manner in which each Participant may select such form of payment. The terms described in the preceding sentence must be established in writing by the 90th day of the Plan Year, and such terms shall not thereafter be changed, except as permitted by paragraph 2.2.

2.2   Performance Criteria may relate to East West and/or one of its subsidiaries, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, as the Committee determines. For purposes of the Plan, each of the Performance Criteria involving a financial measure shall be as set forth in the Company’s year-end financial statements and balance sheet, with such adjustments as are set forth below. For purposes of the Plan, each of the above criteria that are based upon income, earnings or profits of the Company shall be calculated before taking into account any Bonus Award paid or payable under this Plan, unless otherwise determined by the Committee. In establishing Performance Criteria for any Plan Year, the Committee may elect to adjust the Performance Criteria to include or exclude changes in accounting principles but may not make other changes to the Performance Criteria.

2.3   By the 90th day of each year, the Committee shall assess the extent to which the Company has achieved the Performance Criteria for the preceding Plan Year, based on the Company’s results. The Committee shall then determine each Participant’s Bonus Award based upon the terms established under paragraph 2.1 above. The Committee, however, has the discretion to reduce the amount of a Participant’s Bonus Award determined under the preceding sentence. The Committee’s determination shall be consistent with IRC Section 162(m)(4)(C) and the related regulations described above. No Participant shall receive a Bonus Award in excess of $10 million for all Plan Years ending within any one calendar year.  The $10 million limit shall be computed on a Plan Year basis, so that, for example, if a Bonus Award was based on performance over two Plan Years, the maximum amount payable would be $20 million, reduced by any amounts payable under other Bonus Awards previously payable for performance over these two Plan Years.

2.4   If an executive officer’s participation in the Plan becomes effective after January 1 of a Plan Year, the Committee shall establish a prorated Bonus Range for such Participant based on the number of full and partial months remaining in the Plan Year after he or she becomes a Participant. To the extent applicable, the determination of such prorated Bonus Range and the related Performance Criteria shall be consistent with IRC Section 162(m)(4)(C) and the related regulations described above.  Bonus Awards may also be conditioned on attainment of performance goals over multiple Plan Years, for example, a Bonus Award may cover a three-year period and be conditioned on satisfaction of one or more goals over that period.

2.5   Nothing in this Plan shall be interpreted to preclude the Company from granting awards or paying compensation outside the parameters of this Plan including, without limitation, base salaries, awards under any other incentive plan (whether or not approved by stockholders), discretionary bonuses or other incentive compensation (whether or not based on the attainment of pre-established performance objectives) or retention or other special payments, whether or not deductible for Federal, State or local income tax purposes by reason of Section 162(m) of the Code or otherwise.

3. Payment

3.1   Except as otherwise determined by the Committee and except with respect to Participants who have filed deferral elections pursuant to paragraph 3.4, all Bonus Awards will be paid in cash, stock, restricted stock, or any combination thereof, as soon as possible following determination of Bonus Awards by the Committee.

3.2   Payment of any Bonus Award that is to be paid in stock, restricted stock or other incentive stock shall be made by grant pursuant to the East West Bancorp, Inc. 1998 Stock Incentive Plan or another equity plan of East West Bank that may hereafter be implemented.

3.3  Unless otherwise provided, no Participant will be eligible to receive a Bonus Award for a Plan Year prior to the end of the Plan Year except for termination following a change of control. For a change of control during the fiscal year, an established prorated Bonus Range for Participants based on the number of full and partial months after January 1 up to the date of change in control will be awarded. “Change in Control” shall mean the first to occur of the following events:

(i)            any date upon which the directors of East West who were last nominated by the Board of Directors (the “Board”) for election as directors cease to constitute a majority of the directors of East West;

(ii)        the date of the first public announcement that any person or entity, together with all Affiliates and Associates (as such capitalized terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such person or entity, shall have become the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of voting securities of East West representing 25% or more of the voting power of East West (as a “25% Stockholder”); provided, however, that the terms “person” and “entity,” as used in this clause shall not include (1) East West or any of its subsidiaries, (2) any employee benefit plan of East West or any of its subsidiaries, (3) any entity holding voting securities of East West for or pursuant to the terms of any such plan, (4) any person or entity if the transaction that resulted in such person or entity becoming a 25% Stockholder was approved in advance by the Board or (5) any person or entity who is a 25% Stockholder on the date of adoption of the Plan by the Board; or

(iii)    a reorganization, merger or consolidation of East West (other than a reorganization, merger or consolidation the sole purpose of which is to change East West’s domicile solely within the United States) the consummation of which results in East West’s outstanding securities of any class being exchanged for or converted into cash, property or a different kind of securities; provided, however, that a Change in Control shall not be deemed to occur if, as a result of such reorganization, merger or consolidation of East West, the beneficial ownership of East West is unchanged from what it was immediately prior to such reorganization, merger or consolidation.

3.4   Participants may elect to defer payment of Bonus Awards for any Plan Year in accordance with any deferred compensation plan of the Company that is in effect on the first day of the Plan Year.

4. Amendment

4.1   The Compensation Committee may amend or terminate the Bonus Plan at any time, subject to approval of the Board of Directors. No amendment which requires stockholder approval to maintain the Bonus Plan’s compliance with Section 162(m) will be effective unless the necessary stockholder approval is received.